EXHIBIT 99.1

Hooker Furniture Reports Sales and Income for Fiscal Year, Fourth Quarter

MARTINSVILLE, Va., April 14, 2020 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $610.8 million and net income of $17.1 million, or $1.44 per diluted share, for its 2020 fiscal year ended February 2, 2020. Net sales decreased 10.6%, or $72.7 million, compared to last year, and net income decreased 57.2%, or $22.8 million. Earnings per diluted share decreased 57% to $1.44 from $3.38 a year ago.

The Company continually monitors its reportable segments for changes in facts and circumstances to determine whether changes in the identification or aggregation of operating segments are necessary. In the fourth quarter of fiscal 2020, the Company updated its reportable segments as follows: Domestic upholstery producers Bradington-Young, Sam Moore and Shenandoah Furniture were moved from All Other and aggregated into a new reportable segment called “Domestic Upholstery.” All Other now consists of H Contract and Lifestyle Brands. Lifestyle Brands is a business in its start-up phase targeted at the interior designer channel. The Hooker Branded and Home Meridian segments were unchanged.

The fiscal 2020 sales decrease was impacted by a $47.2 million or 12.2% sales decrease in the Home Meridian (HMI) segment, and to a lesser extent by decreases in the Hooker Branded and Domestic Upholstery segments, partially offset by a net sales increase in All Other. Also contributing to the consolidated revenue decrease was one week less of sales compared to the previous fiscal year. Fiscal 2019 had 53 weeks, while fiscal 2020 had 52 weeks. The additional week in the prior year contributed approximately $13.4 million to consolidated net sales based on the average net sales per shipping day.

“This was a very challenging year in which we faced the significant headwinds of 25% tariffs on finished goods and component parts imported from China and industry-wide weak retail demand,” said Paul B. Toms Jr., chairman and chief executive officer. “The tariffs created a chain reaction of higher product costs, higher selling prices to our customers and supply chain and inventory disruptions. We deployed significant management and financial resources to shift certain parts of our production to factories in non-tariff countries, and successfully reduced our reliance on Chinese factories by half during the year. Our top line was hit by the tariff-related price increases that reduced retailer and consumer demand, and our bottom line was adversely impacted by higher costs, which lowered margins. Adding to these external disruptions, we encountered an unexpected quality-related issue with a single large HMI customer, resulting in chargebacks and lost revenues. The sales decrease and chargebacks from this single customer accounted for nearly 80% of HMI’s sales decline for the year,” Toms said.

For the fiscal 2020 fourth quarter, which began November 4, 2019 and ended February 2, 2020, consolidated net sales were $164.9 million, with net income of $7.0 million, or $0.59 per diluted share. Net sales decreased $35.6 million, or 17.8%, compared to last year’s record fourth quarter sales, due to lower sales across all  reportable segments and essentially flat sales in All Other. The shorter fiscal fourth quarter compared to last year accounted for about 40% of the 17.8% decline in revenue for the quarter. Net income decreased 52.2% compared to the prior-year quarter.

“We met the challenges presented to us and finished the year on a more positive note in the fourth quarter, which was our strongest quarter of the year,” said Toms. “Compared to the third quarter, consolidated fourth quarter sales were up over 4%, and net income was up nearly 80%. Compared to the previous year-end, our backlog was up over 9%. Also in the fourth quarter of fiscal 2020, we put the excess chargebacks with the single large HMI customer behind us and resolved the quality issue. Throughout the year, we successfully executed our tariff mitigation and resourcing strategies and reduced the amount of product we import from China by about half, with factories in Vietnam and Malaysia picking up most of the production moved out of China. In the Hooker Branded and Domestic Upholstery segments, we were pleased to maintain profitability at close to the same solid levels as the prior year and slightly increased profitability in All Other, despite the tariff headwinds and lower demand. Importantly, we generated over $41 million in cash from operations and paid down debt on schedule, ending the year with $25 million more in cash compared to the prior year, and have grown cash another $15 million through April 13th. During the year, we launched new divisions, product lines and merchandising programs and strengthened our management team. Together, we overcame challenges on multiple fronts,” he said.

“Just as we were finishing the fourth quarter in late January, we began to hear an increasing number of reports about the emergence of COVID-19 originating in China, and our initial concern was that our Asian supply chain would be disrupted. Since then, everything has changed, dramatically impacting our outlook for the next quarter and beyond, which we will discuss in detail later in the release,” Toms said.

Segment Reporting: Hooker Branded

Net sales for the Hooker Branded segment decreased $16.7 million, or 9.4% in fiscal 2020, with Hooker Casegoods reporting an 11% sales decrease, partially offset by a modest sales increase at Hooker Upholstery.

Hooker Upholstery’s positive sales despite the industry-wide downturn were driven by a broader line of well-received product offerings and a favorable product mix including higher-priced sofas and sectionals, leading to a 9% increase in incoming orders as compared to the prior year and a 37% increase in backlogs at year-end.

While sales were down at Hooker Casegoods, “Products and collections introduced in the last several market cycles such as Ciao Bella, LaGrange and Sanctuary II have quickly made their way into our top 10 selling collections,” said Jeremy Hoff, president of Hooker Legacy Brands. He added, “We were able to maintain strong profitability despite the sales shortfall.”

Segment Reporting: Home Meridian

Net sales in the Home Meridian segment decreased $47.2 million or 12.2% in fiscal 2020 largely due to chargebacks and loss of revenues with the single large customer. The sales decline, excess tariff and higher resourcing transition costs led to a $7.2 million operating loss for fiscal 2020 for the segment. Both the sales shortfall and the operating loss were largely driven by the quality-related issue with the single large customer, along with a sales dip with traditional furniture chains. HMI also experienced a greater negative impact on profitability from tariffs due to the nature of the segment’s distribution base. “Because the majority of our products are shipped directly from Asian manufacturing partners rather than stocked in US warehouses, HMI was unable to build inventory before the 25% tariff was enacted,” said Lee Boone, co-president of HMI. “In addition, we were unable to recover all the excess tariff costs through price increases due to the more price-sensitive nature of many of our large customers.”

For the fourth quarter, despite a $21.2 million or a 17.5% sales decrease, Home Meridian reported $1.8 million in operating income and finished fiscal 2020 with a backlog 8.3% over the previous year. “While our fourth quarter results are still well below our past performance, they are a significant improvement over the first three quarters of fiscal 2020, indicating that our turnaround strategies are delivering positive results,” Boone said. He added, “After years of consistent growth and profitability, FY20 was especially difficult for HMI, one in which we faced unique challenges that forced us to examine every aspect of our business for improvement. We changed some leadership, reorganized certain business units, launched a new business unit, moved away from a few non-performing manufacturing partners and re-emphasized our merchandising and sales strategies on winning products, customers and sales channels. We believe we are entering FY21 as a more capable company, and expect significant improvement once the international health, economic and social crisis of the COVID-19 pandemic is stabilized,” he said.

Segment Reporting: Domestic Upholstery

Net sales decreased $10.9 million or 10.2% in fiscal 2020 due to reduced unit volume as a result of soft retail conditions. Bradington-Young and Sam Moore experienced reduced incoming orders throughout fiscal 2020, while Shenandoah’s incoming orders picked up in the fourth quarter versus the first three quarters of fiscal 2020. Despite decreased net sales, Domestic Upholstery’s operating margin was essentially unchanged as compared to fiscal 2019.

Segment Reporting: All Other

All Other net sales increased $2.1 million, or 20.7% in fiscal 2020, primarily due to strong net sales at our H Contract division. H Contract, which serves senior living facilities and retirement centers, continued on a growth trajectory with a 15% increase in incoming orders in fiscal 2020, and finished the year with backlogs 28% over the previous period. “The 20% sales growth at H Contract, along with 40% growth in our other non-residential business unit, HMI’s Samuel Lawrence Hospitality, affirms our strategy to diversify our business beyond residential furnishings to include contract furnishings as well,” Toms said.

Cash, Debt and Inventory

Despite disappointing operating results, the Company generated $41.4 million in cash from operations, and finished fiscal 2020 with $36 million in cash and cash equivalents and $30 million in acquisition-related debt. In the third quarter of fiscal 2020, the Company’s Board of Directors approved the increase of the quarterly dividend to $0.16 per share, an increase of 6.7% or $0.01 per share, for a total of $0.61 per share or about $7.2 million paid in fiscal 2020, an increase of 7.0% or $0.04 per share. The Company also paid $6.4 million in principal and interest on its term loans and $5.1 million for capital expenditures to expand its manufacturing facilities. At year-end, $25.7 million was available on its $30 million revolving credit facility, net of $4.3 million reserved for standby letters of credit. Additionally, the Company had access to $24.9 million in cash surrender value of Company-owned life insurance policies. Consolidated inventories stood at $92.8 million.

Total assets and liabilities as of February 2, 2020 each increased approximately $40 million due to the adoption of Topic 842, Leases on the first day of the 2020 fiscal year.

Outlook

“The COVID-19 pandemic presents an economic challenge of unprecedented proportions with an uncertain time frame,” said Toms. “In the last several weeks, we’ve seen an erratic stock market and spike in unemployment claims, supply chain disruptions and the cancellation of business, social, sporting, academic and religious gatherings, including High Point Premarket and the postponement of the Spring High Point Market. Some of our customers have closed temporarily as many communities across the country are under stay-at-home orders from state and local authorities. We have also seen a spike in order cancellations over the last few weeks, which has blunted some of the strong backlog we saw at year-end. Because of these factors, we are preparing for a significant downturn lasting anywhere from four to six months. We have strategies in place to preserve cash and reduce operating expenses, including salary reductions for all of our officers and certain other managers, strategic staff reductions, the temporary closure of our domestic manufacturing plants, delaying all non-critical capital spending, rationalizing current import purchase orders and working with our vendors to cut costs and extend payment terms where we can.

While we built significant cash last year and have enhanced our cash position further so far this year, some customers have taken or are expected to take extended payment terms and we expect cash collections to slow. However, our lower-fixed-cost, broad-distribution business model gives us more flexibility to scale our business up or down. We’re also fortunate to have a strong presence in e-commerce, since that channel is holding up during this crisis so far. In our 95 years of business, our company has been through recessions, a depression, a World War, terrorist attacks, natural disasters and many other crises. We have endured each time by coming together, working as a team, making prudent decisions and not letting fear cripple us.

I’m proud that our team is coming together to meet these challenges, just as we came together to meet multifaceted challenges last year; however, the breadth and depth of the COVID-19 crisis and the related economic downturn and its effects on our sales, earnings and liquidity is currently unknown,” Toms concluded.

Conference Call Details

Hooker Furniture will present its fiscal 2020 fourth quarter financial results via teleconference and live internet web cast on Tuesday morning, April 14, 2020 at 9:00 AM Eastern Time. Due to increased conference call volume noted by service providers, the Company encourages call participants to dial in at least fifteen minutes prior to the start of the call. The dial-in number for domestic callers is 877.665.2466 and the number for international callers is 678.894.3031. The conference ID number is 5175838. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 95th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2018 shipments to U.S. retailers, according to a 2019 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the current U.S. administration imposing a 25% tariff on certain goods imported into the United States from China, including almost all furniture and furniture components manufactured in China, with the potential for additional or increased tariffs in the future; (3) sourcing transitions away from China, including the lack of adequate manufacturing capacity and skilled labor and longer lead times, due to competition and increased demand for resources in those countries; (4) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (5) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (6) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (7) difficulties in forecasting demand for our imported products; (8) risks associated with product defects, including higher than expected costs associated with product quality and safety, and regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, including product liability claims and costs to recall defective products; (9) disruptions and damage (including due to weather) affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices or warehouses in Vietnam and China; (10) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (11) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers; (12) our inability to collect amounts owed to us; (13) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (14) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (15) higher than expected employee medical and workers’ compensation costs that may increase the cost of our high-deductible healthcare and workers compensation plans; (16) product liability claims;  (17) risks related to our other defined benefit plans; (18) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (19) capital requirements and costs, including the servicing of our floating-rate term loans;  (20) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (21) the cost and difficulty of marketing and selling our products in foreign markets; (22) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (23) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (24) price competition in the furniture industry; (25) competition from non-traditional outlets, such as internet and catalog retailers; (26) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, fluctuating consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (27) the impact on the Company and its operations and sales related to the coronavirus (COVID-19) pandemic and/or future pandemics; and (28) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2020. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 2,	February 3,	February 2,	February 3,
	2020	2019	2020	2019

Net sales	$164,882	$200,475	$610,824	$683,501

Cost of sales	133,665	156,935	496,866	536,014
Casualty loss	-	-	-	500

Gross profit	31,217	43,540	113,958	146,987

Selling and administrative expenses	21,581	23,777	88,867	91,928
Intangible asset amortization	596	596	2,384	2,384

Operating income	9,040	19,167	22,707	52,675

Other income, net	243	91	458	369
Interest expense, net	252	354	1,238	1,454

Income before income taxes	9,031	18,904	21,927	51,590

Income tax expense	2,015	4,213	4,844	11,717

Net income	$7,016	$14,691	$17,083	$39,873

Earnings per share:
Basic	$0.59	$1.25	$1.44	$3.38
Diluted	$0.59	$1.24	$1.44	$3.38

Weighted average shares outstanding:
Basic	11,790	11,763	11,784	11,759
Diluted	11,840	11,784	11,838	11,783

Cash dividends declared per share	$0.16	$0.15	$0.61	$0.57

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 2,	February 3,	February 2,	February 3,
	2020	2019	2020	2019

Net Income	$7,016	$14,691	$17,083	$39,873
Other comprehensive income (loss):
Gain on pension plan settlement	-	-	(520)	-
Income tax effect on settlement	-	-	124	-
Amortization of actuarial (loss) gain	(851)	(434)	(740)	(305)
Income tax effect on amortization	203	104	176	73
Adjustments to net periodic benefit cost	(648)	(330)	(960)	(232)

Reclassification of tax effects due to the adoption of
ASU 2018-02	-	-	-	111

Total Comprehensive Income	$6,368	$14,361	$16,123	$39,752

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	February 2,	February 3,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$36,031	$11,435
Trade accounts receivable, net	87,653	112,557
Inventories	92,813	105,204
Income tax recoverable	751	-
Prepaid expenses and other current assets	4,719	5,735
Total current assets	221,967	234,931
Property, plant and equipment, net	29,907	29,482
Cash surrender value of life insurance policies	24,888	23,816
Deferred taxes	2,880	4,522
Operating leases right-of-use assets	39,512	-
Intangible assets, net	33,371	35,755
Goodwill	40,058	40,058
Other assets	1,125	1,152
Total non-current assets	171,741	134,785
Total assets	$393,708	$369,716

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loans	$5,834	$5,829
Trade accounts payable	25,493	40,838
Accrued salaries, wages and benefits	4,933	8,002
Income tax accrual	-	3,159
Customer deposits	3,351	3,023
Current portion of lease liabilities	6,307	-
Other accrued expenses	4,211	3,564
Total current liabilities	50,129	64,415
Long term debt	24,282	29,628
Deferred compensation	11,382	11,513
Lease liabilities	33,794	-
Other long-term liabilities	-	984
Total long-term liabilities	69,458	42,125
Total liabilities	119,587	106,540

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 11,838 and 11,785 shares issued and outstanding on each date	51,582	49,549
Retained earnings	223,252	213,380
Accumulated other comprehensive (loss)/income	(713)	247
Total shareholders’ equity	274,121	263,176
Total liabilities and shareholders’ equity	$393,708	$369,716

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 2,	February 3,
	2020	2019
Operating Activities:
Net income	$17,083	$39,873
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,100	7,442
Gain on pesion plan settlement	(520)	-
Gain on disposal of assets	(271)	(73)
Proceeds from Casualty Loss	-	409
Deferred income tax expense (benefit)	1,940	(1,221)
Non-cash restricted stock and performance awards	1,296	1,284
Provision for doubtful accounts and sales allowances	(435)	(799)
Gain on life insurance policies	(831)	(748)
Changes in assets and liabilities
Trade accounts receivable	25,339	(17,982)
Inventories	12,391	(21,323)
Income tax recoverable	(751)	-
Prepaid expenses and other current assets	(557)	267
Trade accounts payable	(15,349)	8,130
Accrued salaries, wages and benefits	(3,070)	(1,643)
Accrued income taxes	(3,159)	(672)
Customer deposits	328	(1,270)
Operating lease liabilities	299	-
Other accrued expenses	645	604
Deferred compensation	(49)	(2,757)
Other long-term liabilities	-	141
Net cash provided by operating activities	41,429	9,662

Investing Activities:
Purchases of property, plant and equipment	(5,129)	(5,214)
Proceeds received on notes receivable	1,449	119
Proceeds from sale of property and equipment	16	11
Premiums paid on life insurance policies	(590)	(652)
Proceeds received on life insurance policies	-	1,225
Net cash used in investing activities	(4,254)	(4,511)

Financing Activities:
Payments for long-term debt	(5,368)	(17,917)
Cash dividends paid	(7,211)	(6,714)
Net cash used in financing activities	(12,579)	(24,631)

Net increase / (decrease) in cash and cash equivalents	24,596	(19,480)
Cash and cash equivalents at the beginning of year	11,435	30,915
Cash and cash equivalents at the end of year	$36,031	$11,435

Supplemental schedule of cash flow information:
Interest paid, net	$993	$1,338
Income taxes paid, net	6,818	13,613

Supplemental schedule of noncash investing activities:
Increase in lease liabilities arising from obtaining right-of-use assets	$625	$-
Increase in property and equipment through accrued purchases	5	23

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME (LOSS) BY SEGMENT
(In thousands)
Unaudited

	13 Weeks Ended		14 Weeks Ended		52 Weeks Ended		53 Weeks Ended
	February 2,		February 3,		February 2,		February 3,
	2020		2019		2020		2019
		% Net		% Net		% Net		% Net
Net Sales		Sales		Sales		Sales		Sales
Hooker Branded	$39,282	23.8%	$48,909	24.4%	$161,990	26.4%	$178,710	26.2%
Home Meridian	100,036	60.7%	121,194	60.5%	340,630	55.8%	387,825	56.7%
Domestic Upholstery	22,654	13.7%	27,481	13.7%	95,670	15.7%	106,580	15.6%
All Other	2,910	1.8%	2,891	1.4%	12,534	2.1%	10,386	1.5%
Consolidated	$164,882	100.0%	$200,475	100%	$610,824	100.0%	$683,501	100%

Operating Income / (loss)
Hooker Branded	$6,060	15.4%	$7,889	16.1%	$21,512	13.3%	$25,269	14.1%
Home Meridian	1,845	1.8%	8,660	7.1%	(7,169)	-2.1%	18,828	4.9%
Domestic Upholstery	807	3.6%	2,336	8.5%	6,637	6.9%	7,607	7.1%
All Other	328	11.3%	282	9.8%	1,727	13.8%	971	9.4%
Consolidated	$9,040	5.5%	$19,167	9.6%	$22,707	3.7%	$52,675	7.7%

Prior-Year amounts have been restated to reflect a change in the Company’s reportable segments.

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949